Exhibit 2.02

ASSET PURCHASE AGREEMENT

by and among

Oklahoma Gas and Electric Company,

as Seller,

and

Oklahoma Municipal Power Authority Grand River Dam Authority,

as Purchasers

dated as of January 21, 2008

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01	Definitions	2
Section 1.02	Construction	9

ARTICLE II

PURCHASE AND SALE AND CLOSING

Section 2.01	Purchase and Sale	9
Section 2.02	Purchase Price	12
Section 2.03	Closing	13
Section 2.04	Closing Deliveries by Seller to Purchasers	13
Section 2.05	Closing Deliveries by Purchasers to Seller	13
Section 2.06	Post-Closing Adjustment	13
Section 2.07	Purchase Price Allocation	14

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.01	Organization and Qualification	14
Section 3.02	Authority	14
Section 3.03	No Conflicts; Consents and Approvals	15
Section 3.04	Ownership of Partnership Interests	15
Section 3.05	Litigation	15
Section 3.06	Compliance with Laws	15
Section 3.07	Brokers	16
Section 3.08	No Knowledge of Breach	16

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Section 4.01	Organization and Qualification	16
Section 4.02	Authority	16
Section 4.03	No Conflicts; Consents and Approvals	16
Section 4.04	Litigation	17
Section 4.05	Compliance with Laws	17
Section 4.06	Brokers	17
Section 4.07	No Knowledge of Breach	17
Section 4.08	Opportunity for Independent Investigation	17

ARTICLE V

COVENANTS

Section 5.01	Access of Purchasers	19
Section 5.02	Conduct of Business Pending the Closing	19
Section 5.03	Tax Matters	20
Section 5.04	Public Announcements	21
Section 5.05	Expenses and Fees	21

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Section 5.06	Agreement to Cooperate; Regulatory Approvals	21
Section 5.07	Further Assurances	22
Section 5.08	Additional Covenants of Purchasers	22
Section 5.09	Title Policy	23
Section 5.10	Dissolution of the Company	23
Section 5.11	Escrow Agreements	23
Section 5.12	Exhibits to the Ownership and Operating Agreement	23
Section 5.13	Notices under the Purchase and Sale Agreement	23

ARTICLE VI

CONDITIONS TO THE CLOSING

Section 6.01	Conditions to the Obligations of Each Party	23
Section 6.02	Conditions to the Obligations of Purchasers	24
Section 6.03	Conditions to the Obligations of Seller	24

ARTICLE VII

TERMINATION

Section 7.01	Termination	25
Section 7.02	Effect of Termination	26

ARTICLE VIII

INDEMNIFICATION

Section 8.01	Survival	26
Section 8.02	Indemnification	26
Section 8.03	Waiver of Other Representations	28
Section 8.04	Right to Specific Performance; Certain Limitations	29
Section 8.05	Procedures for Indemnification	29

ARTICLE IX

MISCELLANEOUS

Section 9.01	Notices	30
Section 9.02	Headings	31
Section 9.03	Assignment	31
Section 9.04	Supplements to Schedules	31
Section 9.05	Governing Law; Jurisdiction; Waiver of Jury Trial	31
Section 9.06	Counterparts	32
Section 9.07	Amendments	32
Section 9.08	Entire Agreement	32
Section 9.09	Severability	32

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EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Special Warranty Deed
Exhibit D	Form of Escrow Agreement
SCHEDULES

Schedule I-1	Seller’s Knowledge
Schedule I-2	Purchaser’s Knowledge
Schedule I-3	Purchaser’s Governmental Approvals
Schedule I-4	Purchaser’s Required Consents
Schedule I-5	Seller’s Governmental Approvals
Schedule I-6	Seller’s Required Consents
Schedule 1.01x	Permitted Liens
Schedule 2.01	Schedule of Assets and Liabilities
Schedule 5.02(a)	Conduct of Business Pending Closing

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of January 21, 2008 (the “Execution Date”) is made and entered into by and among Oklahoma Gas and Electric Company (“Seller”), Oklahoma Municipal Power Authority (“OMPA”) and Grand River Dam Authority (“GRDA”, and together with OMPA, “Purchasers”).

RECITALS

WHEREAS, Redbud Energy I, LLC, Redbud Energy II, LLC, Redbud Energy III, LLC (the “Original Facility Owners”) collectively own 100% of the partnership interests in Redbud Energy LP, a Delaware limited partnership (the “Company”), which owns a nominal 1,230 MW gas-fired, combined-cycle power generation facility located in Luther, Oklahoma (the “Facility”);

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of January 21, 2008, by and among the Original Facility Owners and Seller (“Purchase and Sale Agreement”), Seller will purchase the entire partnership interest in the Company;

WHEREAS, Seller intends to, promptly after the closing of the transaction contemplated under the Purchase and Sale Agreement, dissolve the Company pursuant to Subchapter VIII of the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, promptly after the dissolution of the Company, Seller desires to sell and assign to GRDA, and GRDA desires to purchase and assume, a thirty-six percent (36%) undivided interest in all the assets and liabilities of the Facility;

WHEREAS, subsequent to the dissolution of the Company, Seller desires to sell and assign to OMPA, and OMPA desires to purchase and assume, a thirteen percent (13%) undivided interest in all the assets and liabilities of the Facility; and

WHEREAS, all of the Parties acknowledge and agree that uncertainty exists as to the enforceability of indemnification or hold harmless provisions in the contracts to which GRDA is a party under various Oklahoma Attorney General Opinions, including 07-41, 06-11 and 01-2 primarily because of potential violation of Oklahoma Constitution Art. X, §23, but obligations of GRDA have been held on several occasions not to be governed by the provisions of this constitutional provision, see, e.g., Kerr v. Grand River Dam Authority, 154 P.2d 946 (Okla. 1945); Sheldon v. Grand River Dam Authority, 76 P.2d 355 (Okla. 1938), and therefore the enforceability of such provisions as included in this Agreement may be subject to the final decision of an Oklahoma court with proper jurisdiction, and any indemnification or hold harmless provisions included in this Agreement are included with such uncertainty in mind.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made in this Agreement and of the mutual benefits to be derived from such promises, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01    Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership, trust or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company or of the beneficial interests in a trust.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, substantially in the form of Exhibit A, to be executed and delivered by the Parties at Closing.

“Base Purchase Price” means the Base Purchase Price as determined under the Purchase and Sale Agreement.

“Bill of Sale” means that certain Bill of Sale, substantially in the form of Exhibit B, to be executed and delivered by Seller at Closing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the City of New York are authorized or obligated to close.

“Change of Law” means the adoption, implementation, promulgation, repeal, modification or reinterpretation of any Law, order, protocol, practice or measure of or by any Governmental Authority which occurs subsequent to the Execution Date.

“Charter Documents” means with respect to any Person, the certificate or articles of incorporation, organization or formation and by-laws, the limited partnership agreement, the partnership agreement or the operating or limited liability company agreement, equityholder agreements and/or other organizational and governance documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the recitals.

“Consent Order” means that certain Consent Order dated July 23, 2007, issued in Case No. 07-254 to Redbud Energy LP by the Oklahoma Department of Environmental Quality, Air Quality Division.

“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Debt” of any specified Person means: (a) any and all liabilities and obligations of any Person (i) for borrowed money (including the current portion thereof), (ii) under or related to any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to a lease or instrument that is required to be classified as a capitalized/finance lease obligation in accordance with GAAP, (v) for all or any part of the deferred purchase price of property or services (other than trade payables), and (vi) under or related to any agreement that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, currency option or other similar agreement (including any option to enter into any of the foregoing), and (b) any and all liabilities and obligations of others described in the preceding clause (a) that such Person has guaranteed or that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Debt shall include any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees or expenses (including, without limitation, attorneys’ fees) associated with any Debt.

“Due Diligence Information” has the meaning set forth in Section 4.09(c).

“Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, permit or order of any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the Execution Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Execution Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Facility” has the meaning set forth in the recitals.

“Facility Contracts” has the meaning set forth in Section 2.01(a)(vi).

“Federal Power Act” means the Federal Power Act, as amended.

“FERC” means the Federal Energy Regulatory Commission, or any successor agency.

“Final Purchase Price” means the Final Purchase Price as determined under the Purchase and Sale Agreement.

“Fuel Inventory” has the meaning set forth in Section 2.01(a)(iv).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi–governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets.

“GRDA” has the meaning set forth in the recitals.

“GRDA’s Base Purchase Price” has the meaning set forth in Section 2.02(a).

“GRDA’s Escrow Agreement” means the escrow agreement, substantially in the form of Exhibit D, to be executed by and among Seller, GRDA and an escrow agent.

“GRDA’s Estimated Purchase Price” has the meaning set forth in Section 2.02(a).

“Hazardous Substance” means any substance presently listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, solid waste or special waste under any applicable Environmental Law, including, without limitation, asbestos, mold, petroleum or any fraction of petroleum, polychlorinated biphenyls, or urea formaldehyde foam insulation.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Interest Rate” means the prime per annum rate of interest as published from time to time by The Wall Street Journal.

“Interim Period” means the period of time from the closing date of the Purchase and Sale Agreement until the Closing Date or termination of this Agreement.

“Inventory” has the meaning set forth in Section 2.01(a)(v).

“Knowledge” means, (i) in the case of Seller, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule I-1, after reasonable inquiry, and (ii) in the case of Purchasers, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule I-2, after reasonable inquiry.

“Laws” means all laws, statutes, rules regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority, and shall include the provisions of the following Oklahoma Statutes (i) the Grand River Dam Authority Act (82 O.S. §861 et. seq.), (ii) the Oklahoma Surplus Property Act (74 O.S. §62.1 - §62.6) and (iii) the procedures for disposal of certain state-owned real property (74 O.S. §129.4).

“Lien” means any security interest, pledge, mortgage, lien, charge, encumbrance, conditional sale agreement, title retention contract, right of first refusal, option to purchase, proxy, voting trust or voting agreement or any similar interest.

“Losses” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any Claim, default or assessment).

“Material Adverse Effect” means any change or event or effect occurring on or after the date hereof that is, individually or in the aggregate, materially adverse to the assets, operations, business, properties or financial condition of the Facility or the Company, taken as a whole, in each case, except for any such change, event or effect resulting from or arising out of (a) changes in economic or financial conditions generally or in the industry in which the Company operates (including the electric generating, transmission or distribution industries), whether national, regional or local, (b) changes in international, national, regional, state or local wholesale or retail markets for electric power or fuel supply or transportation or related products, including those due to actions by competitors, (c) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (d) changes in the North American, national, regional, state or local electric transmission or distribution systems, (e) strikes, work stoppages or other labor disturbances, (f) increases in the costs of commodities or supplies, including fuel, (g) effects of weather or meteorological events, (h) any Change of Law, or any judgments, orders, decrees or regulatory policy that apply generally to all similarly situated Persons in the region in which the Facility is located, (i) changes or adverse conditions in the securities markets, including those relating to debt financing, (j) the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement of any of the matters set forth in this clause (j), (k) any adverse change or effect attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement (including but not limited to any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner, or similar relationships, or any loss of employees) and (l) any actions to be taken pursuant to or in accordance with this Agreement. Without limiting the foregoing, it is understood that a forced outage of any one (1) Unit, with an anticipated repair cost of less than $10 million (above any applicable insurance proceeds in connection with such outage), shall not be a Material Adverse Effect for purposes of this Agreement.

“OCC” means the Oklahoma Corporation Commission.

“OMPA” has the meaning set forth in the introductory paragraph to this Agreement.

“OMPA’s Base Purchase Price” has the meaning set forth in Section 2.02(b).

“OMPA’s Escrow Agreement” means the escrow agreement, substantially in the form of Exhibit D, to be executed by and among Seller, OMPA and an escrow agent.

“OMPA’s Estimated Purchase Price” has the meaning set forth in Section 2.02(b).

“Ordinary Course” means the ordinary and normal course of the Company’s conduct of business consistent with past practice employed by the Company.

“Original Facility Owners” has the meaning set forth in the recitals.

“Owned Real Property” has the meaning set forth in Section 2.01(a)(i).

“Ownership and Operating Agreement” means the Ownership and Operating Agreement entered into by and among the Parties as of the even date hereof.

“Ownership Percentage” means, with respect to OG&E, fifty-one percent (51%); with respect to OMPA, thirteen percent (13%); and with respect to GRDA, thirty-six percent (36%).

“Party” or “Parties” means Purchasers, on the one hand, and Seller, on the other hand; provided, however, that when the context dictates, such terms shall include the Company.

“Permits” means the permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals from Governmental Authorities, which relate to the operation of the Facility or any assets that are used in connection with operation of the Facility, and the holder thereof.

“Permitted Liens” means (a) mechanic’s, materialmen’s, workmen’s, repairmen’s and similar Liens arising in the Ordinary Course with respect to any amounts not yet due and payable or which (x) are being contested in good faith through appropriate proceedings or (y) have been bonded, (b) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders or contracts, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) in the case of real property, such state of facts as an accurate survey would show and recorded easements, covenants and other restrictions which do not materially impair the current or future use or occupancy of the property subject thereto as currently used and occupied, (h) Liens arising by operation of applicable Law securing amounts not yet due and payable arising in the Ordinary Course, (i) Liens and other matters disclosed on Schedule 1.01x hereto and (j) such imperfections of title, easements, encumbrances, restrictions or other Liens that, individually or in the aggregate, do not materially affect the current or future value or use of the Company’s assets in a manner consistent with past practice.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Prudent Operator Practices” means, with respect to the Facility, any of the practices, methods and acts generally engaged in or approved by a significant portion of the independent electric power generation industry during the relevant time period that, in the exercise of reasonable judgment in light of the applicable manufacturer's recommendations and the facts known or that reasonably should have been known at the time the decision was made, would reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Operator Practices are intended to consist of practices, methods or acts generally accepted in the region where the Facility is located, and are not intended to be limited to optimum practices, methods or acts to the exclusion of all others.

“Purchase and Sale Agreement” has the meaning set forth in the recitals.

“Purchaser” means either GRDA or OMPA, and “Purchasers” means GRDA and OMPA.

“Purchaser’s Governmental Approvals” means, with respect to each Purchaser, (i) the approval of the transactions contemplated by this Agreement by any Governmental Authority of competent jurisdiction over such Purchaser that is required for such Purchaser to consummate such transactions, and (ii) the required notice to, filing with, or consent, approval or authorization of, any Governmental Authority, in each case as specified in Schedule I-3.

“Purchaser’s Required Consents” means, with respect to each Purchaser, (i) the consent, waiver or release of any Person other than a Governmental Authority necessary for such Purchaser to consummate the transactions contemplated by this Agreement, and (ii) the required notice to, or consent, waiver or release of any such other Person, in each case as specified in Schedule I-4.

“Representatives” means the officers, directors, managers, employees, counsel, accountants, financial advisers or consultants of a Person.

“Schedule” or “Schedules” means one or more of the disclosure schedules attached hereto.

“Schedule of Assets and Liabilities” has the meaning set forth in Section 2.01(c).

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller’s Governmental Approvals” means (i) the approval of the transactions contemplated by this Agreement by any Governmental Authority of competent jurisdiction over Seller that is required for Seller to consummate such transactions, and (ii) the required notice to, filing with, or consent, approval or authorization of, any Governmental Authority, in each case as specified in Schedule I-5.

“Seller’s Required Consents” means (i) the consent, waiver or release of any Person other than a Governmental Authority necessary for Seller to consummate the transactions contemplated by this Agreement, and (ii) the required notice to, or consent, waiver or release of any such other Person, in each case as specified in Schedule I-6.

“Special Warranty Deed” means that certain Special Warranty Deed, substantially in the form of Exhibit C, to be executed and delivered by Seller at Closing.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any Subsidiaries of such Person owns, directly or indirectly, more than 50% of the stock or other equity interest, or controls more than 50% of the voting power entitled (x) to vote on the election of members to the board of directors or similar governing body or (y) to manage the business of such Person.

“Tax” or “Taxes” means any income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), real property, employment, payroll, sales and use, social security, disability, occupation, property, severance, excise and other taxes, including any interest, penalty or addition thereto.

“Tax Proceeding” has the meaning set forth in Section 5.03(a).

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Taxes, including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Termination Date” has the meaning set forth in Section 7.01(b)(i).

“Title Policy” means the title policy in respect of the Owned Real Property that Seller will have obtained pursuant to the Purchase and Sale Agreement.

“Transferable Permits” means all those Permits relating to the Facility (and all applications pertaining thereto) that are transferable under applicable Law from the Original Facility Owners or the Company to Seller or Seller and Purchasers jointly with or without a filing with, notice to, or consent or approval of any Governmental Authority.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Unit” means any one (1) of the four (4) power trains at the Facility, each power train being comprised of a single GE 7FA Gas Turbine, Foster Wheeler Heat Recovery Steam Generator and ALSTOM Steam Generator.

Section 1.02	Construction.

(a)       All Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to Articles, Sections, Subsections, Schedules and Exhibits to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)       If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “includes without limitation” or “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. Dollars.

(c)       Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)       Seller may, at its option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material or would cause a Material Adverse Effect, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in each Schedule shall be deemed to be disclosed in each other Schedule hereto to the extent the applicability of such information on other Schedules is reasonably apparent.

(e)       Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that in the event an ambiguity of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption shall arise favoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE AND CLOSING

Section 2.01	Purchase and Sale.

(a)       On the terms and subject to the conditions set forth in this Agreement, Seller shall sell and convey to GRDA and OMPA, and GRDA and OMPA shall purchase and receive from

Seller, a thirty-six percent (36%) and a thirteen percent (13%) undivided interest in all the assets of the Facility, respectively, which are described below:

(i)        all real property used in connection with the operation of the Facility as of the Execution Date and to be owned by Seller as of the closing of the Purchase and Sale Agreement (the “Owned Real Property”);

(ii)       the real property leasehold estates and the related lease or sublease agreements, if any, relating to the Facility and all appurtenances thereto, together with buildings, fixtures and real property improvements thereon and thereto including all construction work in progress;

(iii)      all of (i) the machinery, mobile or otherwise, equipment, vehicles, tools, fixtures, furniture and furnishings, and other tangible personal property related to or used, or useful, in the operation of the Facility (1) other than Inventory, (2) that are licensed, owned or leased by or to the Facility, (3) that are used in the operation of the Facility, and (4) that, in the Ordinary Course, are customarily located at the Facility, and (ii) the electrical connection equipment and ancillary support facilities located on the Facility-side of any of the distribution interconnection points or the transmission interconnection points;

(iv)      all natural gas in inventory relating to the operation of the Facility located at the Facility or owned and in storage (the “Fuel Inventory”);

(v)       the following items intended to be used or consumed at the Facility in the Ordinary Course that are on hand at the Facility or owned as of the closing of the Purchase and Sale Agreement: spare, replacement or other parts; tools, special tools, equipment, lubricants, chemicals, fluids, lubricating oils, supplies, filters, fittings, connectors, seals, gaskets, hardware, wire and other similar materials; maintenance, shop and office supplies; and other similar items of personal property in existence as of the closing of the Purchase and Sale Agreement, excluding Fuel Inventory (the “Inventory”);

(vi)      subject to the receipt of necessary consents and approvals, the contracts, agreements, arrangements, licenses and leases of any nature to which the Facility is bound or subject, to the extent exclusively relating (in whole or in part) to the ownership, lease, maintenance or operation of the Facility (the “Facility Contracts”);

(vii)     subject to the receipt of necessary consents and approvals, the Transferable Permits;

(viii)    except to the extent such materials are subject to confidentiality, non-disclosure or similar agreements in favor of third parties whose consent to transfer is not obtained, the non-privileged books, records, documents, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications and procedures and similar items, (i) located at and relating exclusively to the Facility, or (ii) otherwise exclusively relating to the Facility if specifically identified and reasonably requested by Purchasers;

(ix)      unexpired, transferable warranties and guarantees from third parties to the extent relating to any of the assets of the Facility; provided, however, that to the extent there are warranties or guarantees that are not transferable to OMPA and GRDA, Seller shall enforce such rights to the full benefit and assign any such benefit received from third parties to OMPA and GRDA in their respective Ownership Percentages;

(x)       advance payments, prepayments, prepaid expenses, deposits and the like which exist as of the closing of the Purchase and Sale Agreement;

(xi)      all other assets or rights of any kind, real or personal, tangible or intangible, that are owned by the Company at the closing of the Purchase and Sale Agreement; and

(xii)     any other rights that Seller shall have obtained under the Purchase and Sale Agreement; provided, however, that to the extent any such rights are not transferable to OMPA and GRDA, Seller shall enforce such rights to the full benefit and assign any such benefit received from the Original Facility Owners to OMPA and GRDA in their respective Ownership Percentages.

(b)       Subject to applicable Laws, upon the Closing, GRDA and OMPA shall assume thirty-six percent (36%) and thirteen percent (13%) respectively of all the obligations and liabilities of any kind or nature whatsoever related to, arising from or associated with any of the following to the extent relating to any of the assets of the Facility:

(i)        all liabilities and obligations under all contracts, agreements, arrangements, commitments, undertakings, and licenses assigned to Purchasers under this Agreement, including the Facility Contracts and the Transferable Permits;

(ii)       all liabilities or obligations of Seller under or relating to the following (i) the costs for corrective actions associated with any violation or alleged violation of Environmental Laws with respect to the ownership, lease, maintenance or operation of any of the assets of the Facility, prior to, on or after the Closing Date, (ii) any fines or penalties arising in connection with any violation or alleged violation of Environmental Laws with respect to the ownership, lease, maintenance or operation of any of the assets of the Facility prior to, on or after the Closing Date, (iii) loss of life, injury to Persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date), in each case caused (or allegedly caused) by any environmental condition or the presence or release of Hazardous Substances at, on, in, under, or migrating from or to any of the assets of the Facility prior to, on or after the Closing Date, including any environmental condition or Hazardous Substances contained in building materials at or adjacent to any of the assets of the Facility or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near to any of the assets of the Facility, and (iv) the investigation or remediation (whether or not such investigation or remediation commenced before the Closing Date or commences on or after the Closing Date) of any environmental condition or Hazardous Substances that are present or have been released prior to, on or after the Closing Date at, on, in, under or migrating from or to any of the assets of the Facility or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to any of the assets of the Facility;

(iii)      any and all liabilities and obligations respecting any changes or improvements needed to any of the assets of the Facility, if any, for them to be in material compliance with respect to safety, building, fire, land use, access (including, the Americans With Disabilities Act) or similar Laws respecting the physical condition of the assets of the Facility;

(iv)      without limiting the representations and warranties of Seller contained herein or Purchasers’ rights for a breach thereof, any and all liabilities, claims, fines, penalties and expenses not otherwise enumerated above which in any way arise out of or are related to or associated with the ownership, possession, use or operation of the Facility or the assets before or after the Closing; and

(v)       all liabilities, whether to employees of the Facility or others, arising under federal labor or employment laws, to the extent that such liabilities arise out of or are attributable to (i) conduct occurring only on or after the Closing Date or (ii) conduct occurring prior to the Closing Date but continuing on or after the Closing Date, to the extent such liabilities accrue for time periods on or after the Closing Date.

(c)       Assets and liabilities of the Facility are set forth in detail in Schedule 2.01 (“Schedule of Assets and Liabilities”).

Section 2.02	Purchase Price.

(a)       The base purchase price to be paid by GRDA to Seller (“GRDA’s Base Purchase Price”) shall be thirty-six percent (36%) of eight hundred fifty two million dollars ($852,000,000). GRDA shall deposit, at least one (1) Business Day prior to the estimated closing date of the Purchase and Sale Agreement, an aggregate amount equal to GRDA’s Base Purchase Price, as estimated in good faith by Seller (“GRDA’s Estimated Purchase Price”), into an escrow account established under the GRDA Escrow Agreement. Seller shall notify GRDA of the estimated closing date of the Purchase and Sale Agreement and deliver a calculation of GRDA’s Estimated Purchase Price in writing to GRDA at least seven (7) days prior to the closing date of the Purchase and Sale Agreement.

(b)       The base purchase price to be paid by OMPA to Seller (“OMPA’s Base Purchase Price”) shall be thirteen percent (13%) of eight hundred fifty two million dollars ($852,000,000). OMPA shall deposit, at least one (1) Business Day prior to the estimated closing date of the Purchase and Sale Agreement, an aggregate amount equal to OMPA’s Base Purchase Price, as estimated in good faith by Seller (“OMPA’s Estimated Purchase Price”), into an escrow account established under the OMPA Escrow Agreement. Seller shall notify OMPA of the estimated closing date of the Purchase and Sale Agreement and deliver a calculation of OMPA’s Estimated Purchase Price in writing to OMPA at least seven (7) days prior to the closing date of the Purchase and Sale Agreement.

(c)       GRDA’s Base Purchase Price and OMPA’s Base Purchase Price shall be adjusted in accordance with the adjustments to the Base Purchase Price as set forth in the Purchase and Sale Agreement and Section 2.06 of this Agreement.

Section 2.03    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038 at 10:00 A.M. local time, on the later of (i) two (2) days following the effectiveness of dissolution of the Company and (ii) second Business Day after the conditions to the Closing set forth in Article VI (other than actions to be taken or items to be delivered at the Closing) have been satisfied or waived by the applicable Party or Parties, or on such other date and at such other time and place as the Parties mutually agree in writing. All actions listed in Section 2.04 or Section 2.05 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. Subject to the provisions of Article VII, failure to consummate the purchase and sale provided for in this Agreement on the date determined pursuant to this Section 2.03 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 2.04    Closing Deliveries by Seller to Purchasers. At the Closing, Seller shall deliver, or shall cause to be delivered, to each Purchaser the following:

(a)       instruments of transfer and conveyance, properly executed and acknowledged by Seller, in such customary form as is reasonably acceptable to both Seller and Purchasers, that are necessary to transfer to and vest in each Purchaser of its respective undivided interests in the assets or which may otherwise be required by the Title Insurer, including (i) the Bill of Sale, (ii) the Assignment and Assumption Agreement, and (iii) the Special Warranty Deed;

(b)	the certificate described in Section 6.02(c); and

(c)       an affidavit dated as of the Closing Date, in the form required by Treasury Regulations Section 1.1445-2(b)(2) and signed under penalties of perjury, stating that such Seller is not a foreign person (within the meaning of Section 1445 of the Code).

Section 2.05	Closing Deliveries by Purchasers to Seller.

(a)       At the Closing, GRDA shall deliver, or shall cause to be delivered, to Seller the certificate described in Section 6.03(c).

(b)       At the Closing, OMPA shall deliver, or shall cause to be delivered, to Seller the certificate described in Section 6.03(c).

Section 2.06    Post-Closing Adjustment. After the Final Purchase Price is determined in accordance with the Purchase and Sale Agreement,

(a)       if GRDA’s Estimated Purchase Price is less than thirty-six percent (36%) of the Final Purchase Price, then GRDA shall pay Seller within four (4) Business Days by wire transfer of immediately available funds, the difference between thirty-six percent (36%) of the Final Purchase Price and GRDA’s Estimated Purchase Price plus interest thereon at the Interest Rate from the Closing Date through and including the date of such payment. If GRDA’s Estimated

Purchase Price is greater than thirty-six percent (36%) of the Final Purchase Price, then Seller shall pay GRDA within six (6) Business Days by wire transfer of immediately available funds, the difference between GRDA’s Estimated Purchase Price and thirty-six percent (36%) of the Final Purchase Price plus interest thereon at the Interest Rate from the Closing Date through and including the date of such payment. In each case, the recipient Party or Parties, as applicable, shall designate the account or accounts to which such payments are to be made at least two (2) Business Days prior to the date such payments are due.

(b)       if OMPA’s Estimated Purchase Price is less than thirteen percent (13%) of the Final Purchase Price, then OMPA shall pay Seller within four (4) Business Days by wire transfer of immediately available funds, the difference between thirteen percent (13%) of the Final Purchase Price and OMPA’s Estimated Purchase Price plus interest thereon at the Interest Rate from the Closing Date through and including the date of such payment. If OMPA’s Estimated Purchase Price is greater than thirteen percent (13%) of the Final Purchase Price, then Seller shall pay OMPA within six (6) Business Days by wire transfer of immediately available funds, the difference between OMPA’s Estimated Purchase Price and thirteen percent (13%) of the Final Purchase Price plus interest thereon at the Interest Rate from the Closing Date through and including the date of such payment. In each case, the recipient Party or Parties, as applicable, shall designate the account or accounts to which such payments are to be made at least two (2) Business Days prior to the date such payments are due.

Section 2.07    Purchase Price Allocation. Each Purchaser’s purchase price represents the amount agreed upon by the Parties for Tax purposes to be the aggregate value of such Purchaser’s respective interests in the assets of the Facility, and shall be allocated among such assets in accordance with Section 2.08 of the Purchase and Sale Agreement. The Parties shall report the transactions contemplated in this Agreement in a manner consistent with such allocation, and none of them shall take any position inconsistent therewith in any Tax Returns, including IRS Form 8594, in any refund claim, in any Tax Proceeding, or otherwise. Each of the Parties shall notify the others if any Taxing Authority proposes to reallocate the purchase price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby severally represents and warrants to Purchasers that:

Section 3.01    Organization and Qualification. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Oklahoma. Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, in the aggregate, have a Material Adverse Effect.

Section 3.02    Authority. Seller has all requisite company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company proceedings on the part of Seller. Subject to the closing of the Purchase and Sale Agreement, this Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles regardless of whether considered in a proceeding at law or in equity.

Section 3.03    No Conflicts; Consents and Approvals. Subject to Seller’s obtaining Seller’s Governmental Approvals and Seller’s Required Consents, the execution and delivery by Seller of this Agreement does not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)       conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Seller;

(b)       violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Seller is a party, or require any notice under any Contract to which Seller is a party or by which it is bound or to which any of the assets of the Facility is subject (or result in the imposition of any Lien (other than a Permitted Lien) upon any of the assets of the Facility) except as would not, individually or in the aggregate, have a Material Adverse Effect;

(c)       violate or breach any Law or writ, judgment, order or decree applicable to Seller or the assets of the Facility except as would not, individually or in the aggregate, have a Material Adverse Effect; and

(d)       require the consent, approval or authorization of, filing with, or notice to any Person which, if not obtained, would prevent Seller from performing its obligations hereunder.

Section 3.04    Ownership of Partnership Interests. As of the closing date of the Purchase and Sale Agreement, Seller will own the entire partnership interest of the Company directly and free and clear of all Liens.

Section 3.05    Litigation. There are no Claims pending or, to Seller’s Knowledge, threatened in writing, or, to Seller’s Knowledge, any investigations ongoing or threatened in writing against Seller before any Governmental Authority or any arbitrator, that would, in the aggregate, have a material adverse effect on Seller’s ability to perform its obligations hereunder. Seller is not subject to any judgment, decree, injunction, rule or order of any Governmental Authority or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, in the aggregate, have a material adverse effect on Seller’s ability to perform its obligations hereunder.

Section 3.06    Compliance with Laws. Seller is not in violation of any Law, except for violations that would not, in the aggregate, have a material adverse effect on Seller’s ability to perform its obligations hereunder.

Section 3.07    Brokers. Seller does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Purchaser or its Affiliates could become liable or obligated.

Section 3.08    No Knowledge of Breach. Seller does not know of any breach by any Purchaser of any of its respective representations and warranties herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby, severally and not jointly, represents and warrants to Seller and to the other Purchaser that:

Section 4.01	Organization and Qualification.

(a)       OMPA is a governmental agency of the State of Oklahoma and a body politic and corporate duly created and validly existing under the laws of Oklahoma.

(b)       GRDA is a governmental agency of the State of Oklahoma and a body politic and corporate duly created and validly existing under the laws of Oklahoma.

(c)       Such Purchaser is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder.

Section 4.02    Authority. Such Purchaser has all requisite entity power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Purchaser of this Agreement and the performance by such Purchaser of its obligations hereunder have been duly and validly authorized by all necessary entity action on behalf of such Purchaser. This Agreement has been duly and validly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

Section 4.03    No Conflicts; Consents and Approvals. Subject to such Purchaser’s obtaining such Purchaser’s Governmental Approvals and such Purchaser’s Required Consents, the execution and delivery by such Purchaser of this Agreement does not, and the performance by such Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)       conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Charter Documents;

(b)       violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Purchaser is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder;

(c)       violate or breach any Law or writ, judgment, order or decree applicable to such Purchaser; and

(d)       require the consent, approval or authorization of, filing with, or notice to any Person which, if not obtained, would prevent such Purchaser from performing its obligations hereunder.

Section 4.04    Litigation. There are no Claims pending or, to such Purchaser’s Knowledge, threatened in writing, or, to such Purchaser’s Knowledge, any investigations ongoing or threatened in writing against such Purchaser before any Governmental Authority or any arbitrator, that would, in the aggregate, have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder. Such Purchaser is not subject to any judgment, decree, injunction, rule or order of any Governmental Authority or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, in the aggregate, have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder.

Section 4.05    Compliance with Laws. Such Purchaser is not in violation of any Law, except for violations that would not, in the aggregate, have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder.

Section 4.06    Brokers. Such Purchaser does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates could become liable or obligated.

Section 4.07    No Knowledge of Breach. Such Purchaser does not have Knowledge of any breach by Seller of any of its respective representations and warranties herein.

Section 4.08    Opportunity for Independent Investigation. Such Purchaser is an experienced and knowledgeable investor in the U.S. power generation and development business. Such Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and acknowledges that such Purchaser has been provided access to personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, such Purchaser has relied solely upon the representations, warranties and covenants contained herein and upon its own investigation and analysis of the assets and liabilities, the Company and the business conducted by the Company (such investigation and analysis having been performed by such Purchaser or such Purchaser’s Representatives), and such Purchaser:

(a)       acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether oral or written, express or implied, made by Seller or any of its Representatives, Affiliates or agents that are not expressly set forth in this Agreement;

(b)       acknowledges that, except as expressly provided herein, Seller does not make and have not made any representations or warranties of any kind, express or implied, written or oral, as to compliance with Law, and/or any requirements for alterations or improvements to comply with Law, including any representations or warranties pertaining to zoning, environmental or other law; the generators, pipelines or other physical equipment and fixtures on the Real Property comprising or associated with the Facility, or any other aspect of the economic operations on such Real Property; the conditions of the soils, water or groundwater of, or in the vicinity of, such Real Property; or any other matter bearing on the use, value or condition of the assets of the Company;

(c)       acknowledges and agrees that none of Seller, the Company or any of their respective Representatives, Affiliates or agents makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to such Purchaser or its Representatives, shareholders, Affiliates or agents, including, without limitation, any information included in the Confidential Memorandum dated October 2007 and any information, document, or material provided or made available, or statements made, to such Purchaser (including its Representatives, shareholders, Affiliates and agents) during site or office visits, in any “data rooms,” management presentations or supplemental due diligence information provided to such Purchaser (including its Representatives, shareholders, Affiliates and agents), in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement (collectively, the “Due Diligence Information”);

(d)       acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates, and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and such Purchaser is familiar with such uncertainties, and (iii) such Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by such Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(e)       agrees, to the fullest extent permitted by Law, that none of Seller, the Company or any of their respective Representatives, Affiliates or agents shall have any liability or responsibility whatsoever to such Purchaser or its Representatives, shareholders, Affiliates or agents on any basis (including, without limitation, in contract or tort, under federal or state securities Laws or otherwise) resulting from the furnishing to such Purchaser, or from such Purchaser’s use of, any Due Diligence Information.

ARTICLE V

COVENANTS

The Parties hereby covenant and agree as follows:

Section 5.01	Access of Purchasers.

(a)       During the Interim Period, Seller shall provide Purchasers and their Representatives with reasonable access during normal business hours to the Facility and the officers and management employees of the Company in such a manner so as not to unreasonably interfere with the business or operations of the Company; provided, however, that Seller shall have the right to (i) have a Representative present for any communication with employees or officers of Seller or its contractors and (ii) impose reasonable restrictions and requirements for safety or operational purposes; provided, further, that neither Purchasers nor their Representatives shall collect or analyze any environmental samples (including building materials, indoor and outdoor air, surface and ground water, and surface and subsurface soils), without the prior written authorization of Seller. Notwithstanding the foregoing, Seller shall not be required to provide any information or allow any inspection which they reasonably believe they may not provide to Purchasers or allow by reason of applicable Law, which constitutes or allows access to information protected by attorney/client privilege, or which Seller is required to keep confidential or prevent access to by reason of contract, agreement or understanding with third parties if Seller has used reasonable commercial efforts to obtain the consent of such third party to such inspection or disclosure. Notwithstanding anything contained herein, Purchasers shall not be permitted to contact any of the Facility’s vendors, customers or suppliers, or any Governmental Authorities, during the Interim Period without receiving prior written authorization from Seller, which authorization shall not be unreasonably withheld. Following the Closing, Seller shall be entitled to retain copies of all books and records relating to its ownership and/or operation of the Facility.

(b)       Each Purchaser shall, severally and not jointly, indemnify, defend and hold harmless Seller and its Representatives from and against any and all Losses incurred by Seller, its Representatives or any other Person arising out of Such Purchaser’s access rights under this Section 5.01, including any Claims by such Purchaser’s Representatives for any injuries or Losses while present at the Facility.

Section 5.02	Conduct of Business Pending the Closing.

(a)       During the Interim Period, Seller shall use commercially reasonable efforts to operate and maintain the Facility in the Ordinary Course in accordance with Prudent Operator Practices and in material compliance with all applicable Laws. Without limiting the foregoing, except as otherwise contemplated by this Agreement or set forth in Schedule 5.02(a) or as consented to by Purchasers, which consent shall not be unreasonably withheld, conditioned or delayed, Seller will not permit the Company to, during the Interim Period:

(i)        sell, transfer, convey or otherwise dispose of, or encumber any of its assets outside the Ordinary Course;

(ii)       other than trade or account payables incurred in the Ordinary Course, incur, create, assume or otherwise become liable for any Debt other than Debt that will be discharged at or prior to Closing;

(iii)      merge or consolidate with any other Person or acquire all or substantially all of the assets of any other Person, having a value of more than one hundred thousand dollars ($100,000) in any one instance or five hundred thousand dollars ($500,000) in the aggregate;

(iv)	issue or sell any of its equity interests;

(v)       purchase any securities of any Person, except for short-term investments or cash equivalents made in the Ordinary Course;

(vi)      effect any recapitalization, reclassification or like change in its capitalization;

(vii)	except in the Ordinary Course, acquire any material assets;
(viii)	engage in any new line of business;

(ix)      make any change in its accounting or Tax reporting principles, methods or policies, except as required by GAAP, or cease to be treated as a disregarded entity for federal and Oklahoma state income tax purposes;

(x)       make any material change in the levels of inventory maintained at the Facility for the applicable time of year, except for such changes as are consistent with Prudent Operator Practices; or

(xi)	agree or commit to do any of the foregoing.

(b)       Notwithstanding Section 5.02(a) or any other provision herein, Seller may permit the Company to (i) take commercially reasonable actions with respect to emergency situations and/or to comply with applicable Law.

(c)       With respect to any Permits for which the date for filing a renewal application will have passed by the Closing Date, Seller shall, or shall cause the Company to, file by the Closing Date all applications necessary to renew such Permits in a timely fashion without any material modifications to the terms of such Permits.

(d)       Seller shall use commercially reasonable efforts to maintain through the Closing Date all insurance policies applicable to the Facility in the Ordinary Course consistent with Prudent Operator Practices.

Section 5.03	Tax Matters.

(a)       Cooperation. Purchasers and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by either Party, in connection with the filing of Tax Returns pursuant to Section 2.07 and this Section 5.03 and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to such Tax Returns. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)       Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby (whether imposed on Seller or any Purchaser) shall be paid by Seller when due. Seller will timely prepare and file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 5.04    Public Announcements. Seller and Purchasers will consult with each other before issuing, and provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with a national securities exchange or quotation system, will not issue any such press release or make any such public statement prior to such consultation.

Section 5.05    Expenses and Fees. Except as expressly provided otherwise herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, (i) all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller as provided in Section 5.03 and (ii) except as otherwise specifically set forth in Section 5.06, all fees, charges and costs of economists and other experts, if any, jointly retained by Purchasers and Seller in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the transactions will be paid by the Parties in accordance with their respective Ownership Percentages. All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

Section 5.06	Agreement to Cooperate; Regulatory Approvals.

(a)       Subject to the terms and conditions of this Agreement and applicable Law, each Party shall use its reasonable commercial efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to obtain as promptly as reasonably practicable all necessary or appropriate waivers, consents, approvals or authorizations of Governmental Authorities, including without limitation the OCC, and to satisfy all other conditions required in order to consummate the transactions contemplated by this Agreement (and, in such case, to proceed with the consummation of the transactions contemplated by this Agreement as expeditiously as possible).

(b)       In addition to and without limitation of the foregoing, Seller, on the one hand, and Purchasers, on the other hand, shall (i) file as soon as practicable, but in no event later than sixty (60) days following the Execution Date, any application, form or report required by FERC or the OCC (in the case of Seller), and (ii) file as soon as practicable, but in no event later than thirty (30) days following the Execution Date, any form or report required by any other Governmental Authority relating to antitrust, competition, trade or energy regulation matters. Such sixty (60)

day period or thirty (30) day period, as the case may be, shall be extended if the Parties agree that such extension is in the best interests of the Parties. Each of the Parties shall request expedited treatment of any such filings. Seller and each Purchaser shall (A) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (B) not enter into any agreement with any Governmental Authority to not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned).

(c)       Without limiting the generality of Purchasers’ undertakings pursuant to Section 5.06(a), each Purchaser shall:

(i)        take promptly all commercially reasonable actions to the extent necessary to eliminate any concerns on the part of any Governmental Authority regarding the legality under any Law of such Purchaser’s acquisition of its respective undivided ownership interests in the Facility;

(ii)       use commercially reasonable efforts (including taking the steps contemplated by Section 5.06(c)(i)) to prevent the entry in a judicial or administrative proceeding brought under any Law by any Governmental Authority or any other party for a permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay such consummation;

(iii)      take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all commercially reasonable efforts, including the appeal thereof, the posting of a bond or the steps contemplated by Section 5.06(c)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

(iv)      subject to Section 5.06(a), have the responsibility, together with Seller, for securing the transfer, reissuance or procurement of the Permits effective as of the Closing Date.

Section 5.07    Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Parties shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 5.08    Additional Covenants of Purchasers. Each Purchaser hereby agrees with and covenants to Seller that:

(a)       Such Purchaser hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which any of the assets are located and all other similar laws applicable to bulk sales and transfers; and

(b)       Prior to consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Seller shall otherwise consent in writing, such Purchaser shall not take or suffer to be taken any action which would cause any of such Purchaser’s representations and warranties set forth in Article IV to be inaccurate or incorrect in any material respect as of the Closing.

(c)       Such Purchaser shall use commercially reasonable efforts to secure committed financing sixty (60) days prior to the expected closing date of the Purchase and Sale Agreement, in an amount adequate to allow it to fund its purchase obligations hereunder.

Section 5.09    Title Policy. Promptly after Seller has obtained the Title Policy pursuant to Section 6.15 of the Purchase and Sale Agreement, Seller shall provide each Purchaser with a copy of the Title Policy.

Section 5.10    Dissolution of the Company. Seller agrees that it will use commercially reasonable efforts to dissolve the Company as soon as practicable and within forty-eight (48) hours after the closing date of the Purchase and Sale Agreement.

Section 5.11    Escrow Agreements. To the extent that the GRDA Escrow Agreement and the OMPA Escrow Agreement will not be executed as of the Execution Date, the Parties hereby agree to use commercially reasonable efforts to finalize such escrow agreements no less than ten (10) Business Days prior to the closing date of the Purchase and Sale Agreement.

Section 5.12    Exhibits to the Ownership and Operating Agreement. The Parties hereby agree to use commercially reasonable efforts to finalize all the exhibits to the Ownership and Operating Agreement no less than ten (10) Business Days prior to the closing date of the Purchase and Sale Agreement.

Section 5.13    Notices under the Purchase and Sale Agreement. Seller hereby agrees to provide to each Purchaser with a copy of any notification sent or received by Seller under the Purchase and Sale Agreement.

ARTICLE VI

CONDITIONS TO THE CLOSING

Section 6.01    Conditions to the Obligations of Each Party. The obligations of the Parties to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:

(a)       no permanent judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall be in effect which has the effect of making the transactions contemplated by this Agreement and the Purchase and Sale Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement and the Purchase and Sale Agreement (each Party agreeing to use its reasonable commercial efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted);

(b)       since the Execution Date, no Material Adverse Effect shall have occurred and be continuing with respect to the Facility;

(c)       all required waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

(d)       the transactions contemplated by the Purchase and Sale Agreement shall have closed; and

(e)       neither Party shall have exercised any termination right such Party is entitled to exercise and this Agreement shall not have terminated pursuant to Section 7.01.

Section 6.02    Conditions to the Obligations of Purchasers. The obligation of each Purchaser to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following further conditions, any one or more of which may be waived, in whole or in part, by such Purchaser:

(a)       Seller shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date except where the failure to perform would not in the aggregate have a Material Adverse Effect;

(b)       the representations and warranties of Seller contained in this Agreement (without regard to Material Adverse Effect or similar qualifiers) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for failures to be true and correct that have not, individually or in the aggregate, have resulted in a Material Adverse Effect;

(c)       such Purchaser shall have received a certificate signed on behalf of Seller indicating that the conditions provided in Section 6.02(a) and Section 6.02(b) have been satisfied;

(d)       all such Purchaser’s Governmental Approvals and such Purchaser’s Required Consents shall have been obtained and shall be in form and substance reasonably satisfactory to such Purchaser (such governmental approvals shall be deemed reasonably satisfactory if such Purchaser is not subject to any conditions or restrictions which are materially more burdensome than those proposed in the respective applications for such governmental approvals); and

(e)	such Purchaser’s receipt of deliveries to be made by Seller under Section 2.04.

Section 6.03    Conditions to the Obligations of Seller. The obligation of Seller to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following further conditions, any one or more of which may be waived, in whole or in part, by Seller:

(a)       each Purchaser shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Closing Date;

(b)       the representations and warranties of each Purchaser contained in this Agreement shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for failures of the representations and warranties to be true and correct which do not have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder;

(c)       Seller shall have received a certificate signed on behalf of each Purchaser indicating that the conditions provided in Section 6.03(a) and Section 6.03(b) have been satisfied;

(d)       all the Seller’s Governmental Approvals and Seller’s Required Consents shall have been obtained and shall be in form and substance reasonably satisfactory to Seller (such governmental approvals shall be deemed reasonably satisfactory if Seller is not subject to any conditions or restrictions which are materially more burdensome than those proposed in the respective applications for such governmental approvals); and

(e)	Seller’s receipt of deliveries to be made by each Purchaser under Section 2.05.

ARTICLE VII

TERMINATION

Section 7.01    Termination. This Agreement may be terminated and the consummation of the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)	by mutual written consent of Purchasers and Seller;
(b)	by any Purchaser or Seller:

(i)        if the Closing has not occurred on or before two hundred seventy (270) days after the Execution Date (such date, as it may be extended under this paragraph, the “Termination Date”)1; provided, however, (A) that the Termination Date shall be extended for the same period of time as the time period during which the Purchase and Sale Agreement has been extended; (B) either Party may extend the Termination Date to the date that is three (3) months following the original Termination Date upon written notice to the other Parties if all conditions set forth in Article VII, other than the Seller’s Governmental Approvals or the Purchaser’s Governmental Approvals, shall have been fulfilled or waived or shall be capable of being fulfilled; and (C) the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Termination Date; or

(ii)       if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used

_________________________

1 TBD in light of OCC timing.

reasonable commercial efforts to prevent the entry of and to remove such order, decree, ruling or final action;

(c)       by either Purchaser if there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (y) cannot be cured prior to the Termination Date;

(d)       by Seller if there has been a material breach by either Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (y) cannot be cured prior to the Termination Date; and

(e)       automatically, if the Purchase and Sale Agreement is terminated in accordance with its terms.

The Party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give notice of such termination to the other Party.

Section 7.02    Effect of Termination. In the event of termination of this Agreement by Seller or by any Purchaser prior to the Closing pursuant to the provisions of Section 7.01, there shall be no liability or further obligation on the part of Purchasers or Seller or their respective officers, managers or directors (except as set forth in Section 5.05, this Section 7.02, Section 8.03 and Article IX, all of which shall survive the termination hereof); provided, however, that nothing in this Section 7.02 shall relieve any Party from liability for any breach of this Agreement by such Party prior to termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01    Survival. All representations, warranties, covenants and obligations in this Agreement or in any agreement, instrument or other document delivered in connection herewith, and the right to commence any Claim with respect thereto, shall survive the execution and delivery hereof and the Closing Date but shall terminate on the first anniversary of the Closing Date. No Party may make or assert any Claim under any representation or warranty of, or breach of covenant by, any other Party contained in this Agreement or in any agreement, instrument or other document delivered in connection herewith after the first anniversary of the Closing Date, except that any claims made or asserted by a Party within the applicable time period prescribed above setting forth such Claim in reasonable detail (including a reasonable specification of the legal and factual basis for such Claim and the Loss incurred) shall survive such expiration until such Claim is finally resolved and all obligations with respect thereto are fully satisfied.

Section 8.02	Indemnification.

(a)       Subject to the provisions of this Article VIII, Seller, from and after the Closing Date, shall indemnify and hold harmless Purchasers from and against any and all Losses actually incurred by either of them that arise out of or result from (i) the breach of any of the representations and warranties, as of the date when made, or (ii) the breach of any of the covenants or agreements of Seller contained in this Agreement.

(b)       Subject to the provisions of this Article VIII, each Purchaser, severally and not jointly from and after the Closing Date, shall indemnify and hold harmless Seller from and against any and all Losses actually incurred by Seller that arise out of or result from the breach of any of such Purchaser’s (i) representations and warranties as of the date when made, and (ii) covenants or agreements contained in this Agreement.

(c)       Notwithstanding anything to the contrary in this Agreement, a Party shall not be liable for any Losses with respect to the matters set forth in Section 8.02(a) or 8.02(b) unless a Claim is timely asserted during the survival period specified in Section 8.01.

(d)       The total aggregate liability of Seller for any claims for Losses arising under this Agreement, whether based in contract, tort, strict liability, other Law or otherwise, shall not exceed thirty-six percent (36%) of forty million dollars ($40,000,000) with respect to GRDA, and thirteen percent (13%) of forty million dollars ($40,000,000) with respect to OMPA.

(e)       Seller shall have no liability in respect of its indemnification obligations under Section 8.02(a), and there shall be no claim for indemnification asserted by any Purchaser, until (y) the Loss with respect to the particular act, circumstance, development, event, fact, occurrence or omission exceeds two hundred fifty thousand dollars ($250,000) (aggregating all Losses arising from substantially identical facts and then only for amounts in excess thereof), and (z) the aggregate of all Losses under Section 8.02(a) exceeds, on a cumulative basis, two million dollars ($2,000,000) (and then only to the extent of such excess).

(f)        In calculating any amount of Losses recoverable pursuant to Section 8.02(a) or 8.02(b), the amount of such Losses shall be reduced by (i) any recoverable insurance proceeds relating to such Loss, net of any related deductible and any expenses to obtain such proceeds, (ii) any prior or subsequent recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third-party payment, (iii) the amount of any net Tax benefit actually realized from the incurrence or payment of such Losses, and (iv) any reserves established with respect to such Losses. The Parties shall treat any indemnification payment pursuant to this Article VIII as an adjustment to the Final Purchase Price for all Tax purposes unless otherwise required by applicable Law. The Indemnified Party shall use its commercially reasonable efforts to seek insurance recoveries in respect of losses to be indemnified hereunder. If any insurance proceeds or other recoveries from third-parties or net Tax benefits are actually realized (in each case net of expenses of such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings, third-party recoveries or net Tax benefits relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.

(g)       No Person shall be entitled to indemnification under this Article VIII if, on or prior to the Closing Date, such Person seeking indemnification had Knowledge of the breach of representation, warranty, covenant or agreement with respect to which such Person is seeking indemnification under this Article VIII. Purchasers shall promptly notify Seller of any breach of any representation, warranty, covenant or agreement of Seller made hereunder of which Purchaser has Knowledge.

(h)       Each Party shall have a duty to use commercially reasonable efforts to mitigate any Loss suffered by such Party in connection with this Agreement.

(i)        Seller shall have no liability for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the reasonable cost of repair or replacement.

(j)        The remedies for environmental claims set forth in this Agreement shall be such Purchaser’s sole and exclusive remedies and such Purchaser expressly waive all other rights of recovery against Seller under any Environmental Law including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

(k)       This Article VIII shall be the sole and exclusive remedy of the Parties hereto following the Closing for any Loss arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements of the Parties contained in this Agreement. In furtherance of the foregoing, each of the Parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Parties hereto, arising under or based upon any law, other than the right to seek indemnity pursuant to this Article VIII.

(l)        Notwithstanding anything to the contrary in this Agreement, the indemnification provisions hereunder shall be subject to applicable Laws.

Section 8.03	Waiver of Other Representations.

(a)       EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, PURCHASERS UNDERSTAND AND AGREE THAT THE ASSETS OF THE FACILITY ARE BEING ACQUIRED "AS IS, WHERE IS, WITH ALL FAULTS," AND SELLER EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND THE FACILITY OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND THE FACILITY.

(b)       EXCEPT FOR THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT AND THE OWNERSHIP AND OPERATING AGREEMENT, FOR AND IN CONSIDERATION OF THE TRANSFER OF UNDIVIDED INTERESTS IN THE ASSETS AND LIABILITIES OF THE FACILITY, EFFECTIVE AS OF THE CLOSING DATE, PURCHASERS AND THEIR RESPECTIVE AFFILIATES HEREBY RELEASE, ACQUIT AND FOREVER DISCHARGE SELLER AND ITS RESPECTIVE AFFILIATES, EACH OF ITS PRESENT AND FORMER REPRESENTATIVES AND EACH OF ITS RESPECTIVE HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS, FROM ANY AND ALL MANNER OF CAUSE OR CAUSES OF ACTION, DEMANDS, RIGHTS,

DAMAGES, DEBTS, DUES, SUMS OF MONEY, ACCOUNTS, RECKONINGS, COSTS, EXPENSES, RESPONSIBILITIES, COVENANTS, CONTRACTS, CONTROVERSIES, AGREEMENTS AND CLAIMS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, OF EVERY NAME AND NATURE, BOTH IN LAW AND IN EQUITY, WHICH PURCHASERS OR THEIR AFFILIATES OR THEIR SUCCESSORS AND ASSIGNS EVER HAD, NOW HAVE, OR WHICH THEY OR THEIR SUCCESSORS OR ASSIGNS HEREAFTER MAY HAVE OR SHALL HAVE AGAINST SELLER AND ITS RESPECTIVE AFFILIATES, EACH OF ITS PRESENT AND FORMER REPRESENTATIVES AND EACH OF ITS RESPECTIVE HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS, ARISING OUT OF OR WITH RESPECT TO ANY MATTERS, CAUSES, ACTS, CONDUCT, CLAIMS, CIRCUMSTANCES OR EVENTS EXISTING, OCCURRING OR FAILING TO OCCUR, WHETHER PRIOR TO, ON OR AFTER THE CLOSING DATE, INCLUDING WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.04    Right to Specific Performance; Certain Limitations. Notwithstanding anything in this Agreement to the contrary:

(a)       Subject to applicable Laws, without limiting or waiving in any respect any rights or remedies of a Party under this Agreement now or hereafter existing at law in equity or by statute, each of the Parties hereto shall be entitled to specific performance of the obligations to be performed by the other Party in accordance with the provisions of this Agreement; and

(b)       No Representative, Affiliate of, or direct or indirect equity owner in, Seller shall have any personal liability to Purchasers or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement and no Representative, Affiliate of, or indirect equity owner in, Purchasers shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Purchasers in this Agreement; and

(c)       Subject to applicable Laws, no Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits or losses calculated by reference to any multiple of earnings before interest, tax, depreciation or amortization (or any other valuation methodology) whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby.

Section 8.05    Procedures for Indemnification. Subject to applicable Laws, whenever a Claim shall arise for indemnification under Section 8.01, the Person entitled to indemnification (the “Indemnified Party”) shall promptly notify in writing the Party from which indemnification is sought (the “Indemnifying Party”) of such Claim and, when known, the facts constituting the basis of such Claim; provided, however, that in the event of a Claim for indemnification resulting from or in connection with a Claim by a third party, the Indemnified Party shall give such written notice thereof to the Indemnifying Party not later than ten (10) Business Days prior to the time any response to the third party Claim is required, if possible, and in any event within fifteen (15) Business Days following receipt of notice thereof (provided, that failure to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been actually prejudiced by such failure). Following receipt of notice of any such third party Claim, and unless counsel to the Indemnified Party shall have reasonably determined in good faith that the assumption of such defense by the Indemnifying Party would be inappropriate due to a conflict of interest, the Indemnifying Party shall have the option, at its cost and expense, to assume the defense of such matter and to retain counsel (not reasonably objected to by the Indemnified Party) to defend any such claim or legal proceeding, and the Indemnifying Party shall not be liable to the Indemnified Party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such Claim, other than reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. The Indemnified Party shall have the option of joining the defense of such Claim (which shall be at the sole cost and expense of the Indemnified Party) with its own counsel and counsel for each Party shall, to the extent consistent with such counsel’s professional responsibilities, cooperate with the other Party and any counsel designated by that Party. In effecting the settlement or compromise of, or consenting to the entry of any judgment with respect to, any such Claim, the Indemnifying Party, or the Indemnified Party, as the case may be, shall act in good faith, shall consult with the other Party and shall enter into only such settlement or compromise or consent to the entry of any judgment as the other Party shall consent, such consent not to be unreasonably withheld, conditioned or delayed. An Indemnifying Party shall not be liable for any settlement, compromise or judgment not made in accordance with the preceding sentence.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally to, or by nationally recognized overnight courier service, or mailed by registered or certified mail (return receipt requested) if and when received by, or sent via facsimile if and when received by, the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to Seller, to:

Oklahoma Gas and Electric Company

321 North Harvey

Oklahoma City, OK 73101-0321

Attention:	Max Myers
Facsimile:	405-553-3606

with a copy to:

Jones Day

77 West Wacker

Chicago, IL 06001

Attention:	Peter Clarke, Esq.
Facsimile:	312-782-3939

(b)	If to OMPA, to:

Oklahoma Municipal Power Authority

2300 East Second Street

Edmond, OK 73034-6703

Attention:	General Manager
Facsimile:	(405) 359-1071

(c)	If to GRDA, to:

Grand River Dam Authority

226 Dwain Willis Avenue

Vinita, OK 74301

Attention:	Kevin A. Easley
Facsimile:	(918) 256-2983

with a copy to:

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.

320 South Boston Avenue, Suite 400

Tulsa, Oklahoma 74103-3708

Attention:	Michael D. Cooke, Esq.
Stuart E. Van De Wiele, Esq.
Facsimile:	(918) 594-0505

Section 9.02    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.03    Assignment. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of Law or otherwise.

Section 9.04    Supplements to Schedules. From time to time prior to Closing (but in any event not less than ten (10) Business Days prior to the Closing Date), Seller may, by written notice to Purchasers, supplement the Schedules to this Agreement with respect to any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules unless such supplement results in a Material Adverse Effect.

Section 9.05    Governing Law; Jurisdiction; Waiver of Jury Trial. Except as to such matters required to be governed by Oklahoma law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof. Any disputes or claims arising out of or in connection with this Agreement and the transactions contemplated or documents required hereby shall be submitted to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York, County of New York, and appropriate appellate courts therefrom. Each of the Parties hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and the transactions contemplated hereunder, and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved. Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action, or proceeding of the nature specified in this Section 9.05 by the mailing of a copy thereof in the manner specified by the provisions of Section 9.01.

Section 9.06    Counterparts. This Agreement may be executed in two (2) or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.07    Amendments. This Agreement may not be amended, waived or modified except by an instrument in writing signed on behalf of each Purchaser and Seller.

Section 9.08    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the Parties hereto any rights or remedies hereunder except as expressly provided otherwise in Article VIII.

Section 9.09    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, then such term or provision shall be severed from the remaining terms and provisions of this Agreement, and such remaining terms and provisions shall nevertheless remain in full force and effect.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:
OKLAHOMA GAS AND ELECTRIC COMPANY
By: /s/ Jesse B. Langston Name: Jesse B. Langston Title: Vice President
PURCHASERS:
OKLAHOMA MUNICIPAL POWER AUTHORITY
By: /s/ Cindy Holman Name: Cindy Holman Title: General Manager

GRAND RIVER DAM AUTHORITY
By: /s/ Kevin A. Easley Name: Kevin A. Easley Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment Agreement”) dated as of January ___, 2008 by and among Oklahoma Gas and Electric Company (“Seller”) and [____________] (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser are parties to that certain Asset Purchase Agreement, dated as of January ___, 2008 (as amended, supplemented or otherwise modified from time to time, the “Asset Purchase Agreement”); and

WHEREAS, pursuant to the Asset Purchase Agreement, Purchaser has agreed to purchase from Seller a [____________] undivided interest in all the assets of the Facility (as defined in the Asset Purchase Agreement), and have agreed to assume [____________] of all the obligations and liabilities relating to any of the assets of the Facility.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.	Capitalized terms which are used but not defined in this Assignment Agreement shall have the meaning ascribed to such terms in the Asset Purchase Agreement.
2.

Seller hereby sells, assigns, transfers and conveys to Purchaser, and Purchaser hereby purchases, assumes and acquires from Seller, a [____________] undivided interest in all the assets of the Facility, as more particularly described and set forth in Section 2.01(a) of the Asset Purchase Agreement.

3.

Subject to applicable Laws, Purchaser hereby agrees to assume, pay, perform and discharge when due, without recourse to Seller, [____________] of all the obligations and liabilities relating to any of the assets of the Facility, as more particularly described and set forth in Section 2.01(b) of the Asset Purchase Agreement.

4.

Neither the making nor the acceptance of this Assignment Agreement shall enlarge, restrict or otherwise modify the terms of the Asset Purchase Agreement or constitute a waiver or release by Seller or Purchaser of any liabilities, duties or obligations imposed upon either of them or by the terms of the Asset Purchase Agreement, including, without limitation, the representations and warranties and other provisions which the Asset Purchase Agreement provides shall survive the date hereof.

5.

This Assignment Agreement is delivered pursuant to and is subject to the terms of the Asset Purchase Agreement. In the event that any provision of this Assignment Agreement is construed to conflict with any provision of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall be deemed controlling.

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6.	This Assignment Agreement shall bind and shall inure to the benefit of the respective Parties and their respective successors and permitted assigns.
7.

Nothing in this Assignment Agreement is intended to confer upon any Person other than Purchaser, on the one hand, and Seller, on the other hand, any rights or remedies hereunder or shall create any third party beneficiary rights in any Person.

8.

Except as to such matters required to be governed by Oklahoma law, the validity, interpretation and effect of this Assignment Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by Federal law or are governed by the laws of the jurisdictions of organization of Seller and Purchaser.

9.	This Assignment Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2

IN WITNESS WHEREOF, this Assignment Agreement has been duly executed and delivered by Seller and Purchaser as of the date first above written.

SELLER:
OKLAHOMA GAS AND ELECTRIC COMPANY
By: __________________________________ Name: Title:
PURCHASER:
[____________________________________]
By: __________________________________ Name: Title:

A-1

EXHIBIT B

FORM OF BILL OF SALE

THIS BILL OF SALE is made as of the ___ day of January, 2008 by Oklahoma Gas and Electric Company (“Seller”), for the benefit of [____________] (“Purchaser”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of January ___, 2008 (as amended, supplemented or otherwise modified from time to time, the “Asset Purchase Agreement”), by and among Seller and Purchasers, Seller has agreed to sell, assign, transfer and convey to Purchaser and Purchaser has agreed to purchase, assume and acquire from Seller, a [____________] undivided interest in all the assets of the Facility (as defined in the Asset Purchase Agreement); and

WHEREAS, pursuant to the Asset Purchase Agreement, Seller has entered into this Bill of Sale as evidence of such conveyance to Purchaser.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

1.	Defined Terms. Capitalized terms which are used but not defined in this Bill of Sale shall have the meaning ascribed to such terms in the Asset Purchase Agreement.
2.

Assignment. Seller hereby sells, assigns, transfers and conveys to Purchaser and Purchaser hereby purchases, assumes and acquires from Seller, a [____________] undivided interest in all the assets of the Facility, respectively, as more particularly described and set forth in Section 2.01(a) of the Asset Purchase Agreement.

3.

Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OF THE ASSET PURCHASE AGREEMENT, THE RESPECTIVE UNDIVIDED INTERESTS IN THE ASSETS ARE BEING SOLD, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED “AS IS, WHERE IS” ON THE DATE HEREOF, AND IN THEIR CONDITION ON THE DATE HEREOF “WITH ALL FAULTS,” AND SELLER IS NOT MAKING, AND TE EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATIONS OR WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS (INCLUDING ANY RELATING TO LIABILITIES, OPERATIONS OF THE FACILITY, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS OR OTHER INCIDENTS OF THE ASSETS) OR WITH RESPECT TO THE ASSET PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, OR

B-1

ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

4.

Binding Effect; Assignment. This Bill of Sale and all of the provisions hereof shall be binding upon Seller and its successors and permitted assigns and shall inure to the benefit of Purchaser and their respective successors and permitted assigns.

5.

No Third Party Beneficiary. Nothing in this Bill of Sale is intended to confer upon any Person other than Purchaser, on the one hand, and Seller, on the other hand, any rights or remedies hereunder or shall create any third party beneficiary rights in any Person.

6.

Governing Law. The validity, interpretation and effect of this Bill of Sale shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by Federal law or are governed by the law of the jurisdiction of organization of Seller or Purchaser.

7.

Construction. This Bill of Sale is delivered pursuant to and is subject to the terms of the Asset Purchase Agreement. In the event that any provision of this Bill of Sale is construed to conflict with any provision of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall be deemed controlling.

8.	Counterparts. This Bill of Sale may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by Seller as of the date first above written.

OKLAHOMA GAS AND ELECTRIC COMPANY
By: ______________________________ Name: Title:

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EXHIBIT C

FORM OF SPECIAL WARRANTY DEED

THIS OKLAHOMA SPECIAL WARRANTY DEED, made on the ______ day of January, 2008, by and between OKLAHOMA GAS AND ELECTRIC COMPANY, an Oklahoma corporation (“Seller”), and OKLAHOMA MUNICIPAL POWER AUTHORITY (“OMPA”) and GRAND RIVER DAM AUTHORITY (“GRDA”, together with OMPA, “Purchasers”).

WITNESSETH, THAT SELLER, in consideration of the sum of TEN DOLLARS ($10.00), to it paid by Purchasers (the receipt and sufficiency of which are hereby acknowledged) does by these presents, GRANT, BARGAIN, SELL and CONVEY unto Purchasers, their successors and assigns, 36% undivided interest and 13% undivided interest of that certain real estate situated in _____________ County, Oklahoma, being more particularly described on Exhibit A attached hereto (the “Property”), to GRDA and OMPA, respectively, subject to all liens, easements, restrictions and reservations of record as of the date hereof, and subject to those exceptions described on Exhibit A attached hereto.

TO HAVE AND TO HOLD the Property, with all and singular rights, privileges, appurtenances and immunities thereto belonging or in anywise appertaining unto the Purchasers, and unto its successors and assigns forever; Seller hereby covenants that the Property is free and clear from any encumbrance done or suffered by Seller; and that Seller will warrant and defend the title to the Property unto Purchasers and unto their successors and assigns forever, against the lawful claims and demands of all persons claiming by, through or under Seller, but not otherwise. Except as provided in the preceding sentence, this conveyance is made without any warranty of title, whether express or implied.

IN WITNESS WHEREOF, Seller has caused these presents to be signed by its duly authorized officer the day and year first above written.

SELLER:

OKLAHOMA GAS AND ELECTRIC COMPANY,

an Oklahoma corporation

By:_____________________________________

Name:

Title:

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                                                                          ACKNOWLEDGMENT

STATE OF OKLAHOMA	)

) ss.

COUNTY OF OKLAHOMA	)

This instrument was acknowledged before me on the ______ day of January, 2008, by ______________________________ as ___________________________ of OKLAHOMA GAS AND ELECTRIC COMPANY, an Oklahoma corporation.

________________________________________

Notary Public

Notary Commission No. ________________

My Commission Expires:

_____________________

[SEAL]

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EXHIBIT A

[LEGAL DESCRIPTION]

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EXHIBIT D

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made as of the ___ day of January, 2008 by and among Oklahoma Gas and Electric Company (“Seller”), [____________] (“Purchaser”), and [____________] (“Escrow Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of January ___, 2008 (as amended, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), by and among Redbud Energy I, LLC, Redbud Energy II, LLC, Redbud Energy III, LLC and Seller, Seller has agreed to purchase the entire partnership interest in Redbud Energy LP which owns the Facility (as defined in the Purchase and Sale Agreement);

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of January ___, 2008 (as amended, supplemented or otherwise modified from time to time, the “Asset Purchase Agreement”), by and among Seller and Purchasers, Seller has agreed to sell, assign, transfer and convey to Purchaser and Purchaser has agreed to purchase, assume and acquire from Seller, a [____________] undivided interest in all the assets of the Facility;

WHEREAS, the Asset Purchase Agreement provides for the deposit of the Purchaser’s purchase price (the “Escrow Funds”) into an escrow account prior to the closing date of the Purchase and Sale Agreement; and

WHEREAS, Escrow Agent has agreed to act as escrow agent to hold and disburse the Escrow Funds in accordance with the terms of this Escrow Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Escrow Agent hereby agree as follows:

1.	Defined Terms. Capitalized terms which are used but not defined in this Escrow Agreement shall have the meaning ascribed to such terms in the Asset Purchase Agreement.
2.

Escrow Funds. Escrow Agent agrees to hold the Escrow Funds in escrow and to disburse the Escrow Funds, subject to the terms and conditions of this Escrow Agreement. Escrow Agent is authorized and directed to open an account for the purposes set forth in this Escrow Agreement.

3.

Disbursement of Escrow Funds. Upon receipt of written notice, signed by Seller and Purchaser to disburse the Escrow Funds, Escrow Agent shall disburse the Escrow Funds in accordance with the instructions in the notice; provided that, if this Escrow

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Agreement is terminated as a result of termination of the Asset Purchase Agreement, then upon receipt by Escrow Agent of a notice of such termination, Escrow Agent shall disburse the Escrow Funds in accordance with the instructions by Purchaser.

4.

Investment of Escrow Funds. Escrow Agent shall hold the Escrow Funds and interest and any other amounts earned thereon in accordance with and subject to the terms and conditions hereof and as Escrow Agent hereunder and is empowered and directed, upon receipt of written instructions signed by Purchaser, to invest and reinvest the Escrow Funds in such certificates of deposit, obligations of the United States of America, commercial paper or other securities or accounts as Purchaser shall direct. In the absence of instructions from Purchaser, the Escrow Agent shall invest and reinvest the Escrow Funds in money market funds available upon demand or short notice, including those managed by Escrow Agent or its affiliates. All interest and any other amounts earned on the Escrow Funds shall be paid to Purchaser as it is received and is available for payment by Escrow Agent. Escrow Agent shall sell or redeem any or all of said investments without further instructions as may be necessary from time to time to pay in cash any amount of the Escrow Funds to be paid pursuant hereto. Notwithstanding any of the foregoing, none of the Escrow Funds may be held in any investment that cannot be sold redeemed or otherwise liquidated at the holder’s option in [thirty (30) days] or less without loss of interest or discount.

5.

Limitation of Escrow Agent’s Liability. Upon termination of this Escrow Agreement by disbursement of the Escrow Funds as provided herein, the Escrow Agent shall be fully and finally released and discharged from any and all duties, obligations, and liabilities hereunder. In the event of a dispute between any of the parties hereto as to their respective rights and interests hereunder, the Escrow Agent shall be entitled to hold any and all funds then in its possession hereunder until such dispute shall have been resolved by the parties in dispute and the Escrow Agent has been notified by instrument jointly signed by all of the parties in dispute, or until such dispute shall have been finally adjudicated by a court of competent jurisdiction. In the event of a dispute, the Escrow Agent may file an interpleader action and pay the funds then in its possession hereunder into the registry of the court. Neither the Escrow Agent nor any of its directors, officers, or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers, or employees hereunder except in the case of gross negligence, bad faith, or willful misconduct. Seller and Purchaser shall, jointly and severally, indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability, or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including, without limitation, legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability, unless such loss, liability or expense is caused by the Escrow Agent’s gross negligence, bad faith, or willful

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misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special, or consequential damages.

6.

Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the other signatory parties to this Escrow Agreement not less than thirty (30) calendar days prior to the date when such resignation shall take effect. Purchaser may appoint a successor escrow agent so long as such successor is a financial institution with trust powers located in New York with assets of at least $100 million and may appoint any other successor escrow agent meeting the same qualifications. If, within such notice period, Purchaser provides to the Escrow Agent written instructions with respect to the appointment of a successor escrow agent and directions for the transfer of any Escrow Funds then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Funds to such designated successor. Notwithstanding the resignation of any Escrow Agent, the provisions of Section 5 and this Section 6 shall thereafter remain applicable to such Escrow Agent as to acts and omissions occurring prior to the effective time of such resignation. A successor Escrow Agent may accept the Escrow Funds without an accounting by its predecessor. If no successor Escrow Agent is appointed timely, then Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Notwithstanding the effective date of any resignation, obligations of the Escrow Agent under this Escrow Agreement shall not terminate until Escrow Agent has either disbursed the Escrow Funds in accordance with this Escrow Agreement or delivered them to a successor Escrow Agent appointed under the terms of this Escrow Agreement.

7.

Escrow Agent Obligations. Escrow Agent shall have no obligation or responsibility of any kind in connection with this Escrow Agreement and shall not be required to deliver the Escrow Funds or take any action with reference to any matters that might arise in connection therewith, other than to receive, hold, administer and make delivery of the Escrow Funds as provided herein or by reason of a final nonappealable judgment of a court of competent jurisdiction or binding arbitration award. No implied duties or obligations shall be read into this Escrow Agreement. Escrow Agent shall not be bound in any way by any agreement between any of the other parties hereto, irrespective of whether Escrow Agent has knowledge of the existence of any such agreement or the terms and provisions hereof. Escrow Agent shall not be liable for the validity, impairment or decline in value of the Escrow Funds. Escrow Agent shall not be in any way required to determine the validity or sufficiency, whether in form or in substance, of any notice or other instrument referred to in this Escrow Agreement or the identity or authority of the persons executing the same, but it shall be sufficient if any writing purporting to be such notice or instrument is delivered to the Escrow Agent and purports on its face to be in correct form and

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signed or otherwise executed by the parties required to sign or execute the same under this Escrow Agreement.

8.

Escrow Agent’s Fees and Expenses. Attached as Schedule A is the schedule of fees and expenses of the Escrow Agent. Purchaser shall pay the fees and expenses of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder. If the fees and expenses are not paid within thirty (30) days of Escrow Agent giving Purchaser and Seller notice that payment is past due, then Escrow Agent may resign in addition to such other remedies as Escrow Agent may have for nonpayment.

9.

No Implied Waivers. The failure of any party hereto to require performance by any other party of any provision hereof in no way will affect the right to require such performance at any time thereafter, nor will the waiver by any party of a breach of any provision hereof.

10.

Parties in Interest. All of the terms and provisions of this Escrow Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, successors and permitted assigns of the parties hereto.

11.

Governing Law. The validity, interpretation and effect of this Escrow Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by Federal law or are governed by the laws of the jurisdictions of organization of Seller and Purchaser.

12.	Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one instrument.
13.

Entire Agreement; Amendment. Subject to such supplemental or amendatory terms as may be stated in the Asset Purchase Agreement that do not affect the rights, powers, privileges, duties or liabilities of Escrow Agent, this Escrow Agreement constitutes the entire agreement between the parties with respect to its subject matter. No amendment or modification of this Escrow Agreement shall be effective unless it is in writing and signed by all parties.

14.

Notices. All notices and other communications given or made pursuant to this Escrow Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by telegram or an electronic transmission sent to the facsimile number or e-mail address shown below (with a copy simultaneously sent by

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registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

If to Seller:	Oklahoma Gas and Electric Company 321 North Harvey Oklahoma City, OK 73101-0321 Attention: Max Myers Facsimile: 405-553-3606
If to Purchaser:
If to Escrow Agent:

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing. Escrow Agent may accept and rely upon a signature (regardless of method of transmission, including facsimile) as being authentic and by a person duly authorized with appropriate power to sign for the entity represented.

10.	Gender and Number. Whenever required by the context of this Escrow Agreement, the singular includes the plural, and the masculine includes the feminine or the neuter.

11.	Captions. The captions used in this Escrow Agreement are for convenience only and are not to be construed in interpreting this Escrow Agreement.
12.	No Assignment. The rights and obligations under this Escrow Agreement of any party hereto may not be assigned without the prior written consent of the other parties hereto.
13.

No Third Party Beneficiaries. This Escrow Agreement is intended for the exclusive benefit of the parties to this Escrow Agreement and their respective heirs, successors and permitted assigns. Nothing contained in this Escrow Agreement shall be construed as creating any rights or benefits in or to any third party.

14.	Tax Identification Numbers. Any payee of money from the Escrow Funds shall provide the Escrow Agent with a social security number or taxpayer identification

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number as an additional condition to payment and shall provide such other completed federal tax information forms as the Escrow Agent may be required to request under applicable law.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement effective as of the date first above written.

[ESCROW AGENT] By ____________________ Name: Title:
OKLAHOMA GAS AND ELECTRIC COMPANY By ____________________ Name: Title:
[____________] By ____________________ Name: Title:

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SCHEDULE A

Schedule of Fees and Expenses of the Escrow Agent

The fees for acting as Escrow agent are $[____________] per year, or any portion of one year. Should the escrow be held for more than a year, the fee for subsequent years, or portions thereof is $[____________] per year.

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